EXHIBIT 5.1

                                GREENBERG TRAURIG
                                 200 Park Avenue
                            New York, New York 10166

                                        December 16, 1999

ProxyMed, Inc.
2555 Davie Road, Suite 110
Fort Lauderdale, Florida 33317

                         Re:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have acted as counsel to ProxyMed, Inc., a Florida corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of 409,583 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), consisting of: (a) 6,000 shares of Common Stock underlying options available under the Company's 1993 Stock Option Plan, (b) 23,250 shares of Common Stock underlying options available under the Company's 1995 Stock Option Plan, (c) 3,000 shares of Common Stock underlying options available under the Company's 1995 Outside Director Stock Option Plan, (d) 2,500 shares of Common Stock underlying options available under the Company's 1997 Stock Option Plan, and (e) 374,833 shares of Common Stock underlying non-qualified stock options granted outside of the Company's stock option plans to certain prospective employees and consultants (the "Non-Qualified Options"). The 1993 Stock Option Plan, the 1995 Stock Option Plan, the 1995 Outside Director Stock Option Plan, and the 1997 Stock Option Plan are hereinafter collectively referred to as the "Plans."

         In connection with this opinion, we have examined the Registration Statement, the Company's Articles of Incorporation, as amended, By-laws, as amended, and such other documents and records as we have deemed relevant. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. In addition, we have made such other examinations of law and of fact as we have deemed appropriate in order to form a basis for the opinion hereinafter expressed.

         With respect to the issuance of the Shares by the Company, we have assumed that the Shares will be issued, and the certificates evidencing the same will be duly delivered, in accordance with the respective terms of the Plans and the Non-Qualified Stock Options, and against receipt of the consideration stipulated therefor, which will not be less than the par value of the Shares.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the foregoing assumptions, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion and consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                              Very truly yours,

                              /s/ Greenberg Traurig

                              GREENBERG TRAURIG
                              A Partnership of Limited Liability Entities